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Exhibit 5

         [KIRKLAND & ELLIS LETTERHEAD]

December 19, 2002

Aksys, Ltd.
Two Marriott Drive
Lincolnshire, Illinois 60069

Re:    Registration of Securities on Form S-3

Ladies and Gentlemen:

        We are acting as special counsel to Aksys, Ltd., a Delaware corporation (the "Company"), in connection with the proposed registration by the Company of 3,500,000 shares of its Common Stock, par value $0.01 per share (the "Shares"), pursuant to a Registration Statement on Form S-3 initially filed with the Securities and Exchange Commission (the "Commission") on October 16, 2002 under the Securities Act of 1933, as amended (the "Securities Act") (such Registration Statement, as amended or supplemented, the "Registration Statement"). The Registration Statement covers the sale of the Shares by the Selling Stockholder named therein.

        We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the corporate and organizational documents of the Company and the Registration Statement and exhibits thereto.

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, and relied on the representations of the Selling Stockholder with respect to the authority of persons signing the Common Stock Purchase Agreement, Warrant and Registration Rights Agreement (the "Transaction Documents") on behalf of the Selling Stockholder, and the due authorization, execution and delivery of the Transaction Documents by the Selling Stockholder. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We have also made other assumptions which we believe to be appropriate for purposes of this letter.

        Based upon and subject to the qualifications, assumptions and limitations set forth in this letter, we are of the opinion that:

          1.    The Company is a corporation existing and in good standing under the General Corporation Law of the State of Delaware.

          2.    When, as and if (i) the full consideration stated in the Common Stock Purchase Agreement, dated as of October 15, 2002 (pursuant to which the Shares are to be issued) is paid for each Share, (ii) the Shares shall have been issued in accordance with the Transaction Documents, (iii) appropriate certificates representing the Shares are duly executed by the Company and countersigned by the transfer agent and delivered to the purchasers against payment of the agreed consideration and (iv) all applicable securities laws are complied with and the Registration Statement has been declared effective, the Shares when issued will be validly issued, fully paid and non-assessable.

        Our advice on every legal issue addressed in this letter is based exclusively on the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and the reported opinions of Delaware state courts interpreting such laws, or the federal law of the United States, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

        For purposes of the opinions in paragraph 1, we have relied exclusively upon a recent certificate issued by the Delaware Secretary of State, and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by such certificate. We have assumed without investigation that there has been no relevant change or development between the date of such certificate and the date of this letter.

        We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the Shares.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks as of the effective date of the Registration Statement. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware or the federal laws of the United States be changed by legislative action, judicial decision or otherwise.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ KIRKLAND & ELLIS KIRKLAND & ELLIS

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  Exhibit 5